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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement') is effective as of August 1, 2001 (the "Effective Date") between New Century Financial Corporation, a Delaware corporation, and Patrick H. Rank ("Executive"). In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   EMPLOYMENT

     The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth.

     1.01 Employment. Executive agrees to serve as both President of Retail Operations of the Company and as Chief Executive Officer and President of the Company's subsidiary, The Anyloan Company, during the term of this Agreement. Executive shall supervise the retail operations of the Company's New Century Mortgage Corporation subsidiary, and shall also supervise the establishment and operation of a Strategic Alliance Program at The Anyloan Company. Executive shall report to the Company's President. Executive shall also serve as a member of the Board of Directors of both New Century Mortgage Corporation and The Anyloan Company. Executive's duties and responsibilities shall be those which are normally and customarily vested in the offices of Chief Executive Officer, President and Board member of a corporation, subject, in the case of Chief Executive Officer and President, to the supervision, direction and control of the Company's President and Board of Directors. In addition, Executive's duties shall include those duties and services as may be assigned to Executive from time to time by the Company's President. Executive agrees to devote his full business time and attention and best efforts to the affairs of the Company during the term of this Agreement.

     1.02 Initial Term. The initial term of employment of Executive hereunder will be for the period commencing on the Effective Date and ending on the earliest of:

          (a) The third anniversary of the date of this Agreement; or

          (b) The date of termination of Executive's employment in accordance with Article IV of this Agreement.

     1.03 Renewal Terms. Unless this Agreement is terminated pursuant to clause
(b) of Section 1.02 above, the term of this Agreement shall be automatically extended for additional one year periods unless and until at least 60 days written notice is given by Executive or 30 days written notice is given by Company, in either case, requesting termination or renegotiation of this Agreement prior to the expiration of its term or any one year extension thereof.

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                                   ARTICLE II
                                  COMPENSATION

     2.01 Base Salary. During the employment of Executive, the Company shall pay to Executive a base salary (the "Base Salary") at an initial rate of $275,000 per year. The Base Salary shall be reviewed annually for increases in conformity with other, similarly situated executives of the Company. The Base Salary shall be payable in substantially equal semi-monthly installments.

     2.02 Stock Option and Performance Bonus Plan. In addition to the Base Salary, Executive shall be entitled to the Stock Option and Bonus Plan described in Exhibit A hereto.

     2.03 Profit Sharing. In addition to the Base Salary and Performance Bonus Plan above, Executive shall be entitled to the Profit Sharing program described in Exhibit A hereto (payments under such program to be referred to as the "Profit Sharing Amount"). Seventy percent of the Profit Sharing Amount shall be payable by the Company within 30 days following the end of the respective quarter. Profit sharing payments during the initial three years of the development of the Strategic Alliance Program shall be based on inception-to-date profitability. The remaining thirty percent of the Profit Sharing Amount shall be payable as part of the Deferred Compensation as provided in Section 4.04(c) of this Agreement.

          (a) Procedure for Calculation of Profit Sharing. The Company shall retain auditors to regularly audit the books of account and financial statements of the Company and the Strategic Alliance Program. The Company shall cause the Strategic Alliance Program to be accounted for as a separate entity and shall maintain books, records and accounting systems reasonably sufficient for the purpose of determining the Profit Sharing Amount. In the event Executive determines any Profit Sharing Amount to be in error, Executive shall have the right to review and audit the calculation of the Profit Sharing Amount (and, at his expense, retain third party auditors and advisors to assist him in that effort), after notifying the Company in writing. Executive shall have the right to undertake such review and audit within thirty (30) days after the Company's receipt of written notification thereof. If after Executive's independent review and audit, the Company and Executive fail in good faith to agree on the calculation of the Profit Sharing Amount, the Company and the Executive shall thereby promptly cause their respective auditors (or, if Executive has not theretofore retained an auditor, he shall then retain an auditor) to mutually select a third firm of independent certified public accountants to review their respective determinations and, within thirty (30) days of its selection, report to the Company and the Executive its determinations with respect thereto, which determinations shall, in good faith and in the absence of manifest error, be binding and conclusive. The Company and the Executive shall each bear fifty percent (50%) of the costs and expenses associated with the retention of such third accounting firm.

     2.04 Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel, and living expenses while away from home on business at the

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request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

     2.05 Automobile Expense. The Company shall provide Executive with an automobile allowance of $500 per month. In addition, the Company shall at Executive's request enter into a lease agreement to provide an automobile for Executive's use subject to a reduction in Executive's Base Salary equal to the amount of all lease and insurance payments. If Executive elects to utilize a lease agreement, Executive will be responsible for all operating costs of the vehicle and will provide the Company with records to substantiate the business use of the vehicle. In such event, the Company will calculate and report an amount of taxable income to Executive based on Executive's personal use of the vehicle, such calculation and reporting to be in accordance with applicable Internal Revenue Service guidelines.

     2.06 Benefits. Executive shall be entitled to participate in and be covered by all health, insurance, pension, disability insurance, physical exam and other employee plans and benefits established by the Company (collectively referred to herein as the "Company Benefit Plans") on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements.

     2.07 Vacations and Holidays. Commencing upon the execution of this Agreement and on the anniversary thereof each year hereafter, Executive shall begin to accrue vacation leave at full pay at the rate of four (4) weeks per year. Executive shall be entitled to such holidays as are established by the Company for all employees.

                                  ARTICLE III
               NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

     3.01 Confidentiality of Information. Concurrently with the execution and delivery of this Agreement, Executive shall execute and deliver the Confidentiality Agreement attached as Exhibit B hereto and herein incorporated by reference hereto.

     3.02 No Competing Employment. During the term of this Agreement and, if Executive terminates this Agreement, for any period during which Executive receives any severance benefit from the Company hereunder, the Executive shall not, unless he receives the prior written consent of the Company, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with, or intends to compete with, the Company or its affiliates in the business of, underwriting, purchasing, securitizing, selling or servicing subprime credit grade secured loans or any other principal line of business engaged in by the Company at the time of such termination (a "Competing Company"). Notwithstanding the foregoing, Executive shall be entitled to own securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of

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the Company's Board of Directors, Executive shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor.

     3.03 No Violation of Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to (i) not compete or interfere with the business of a former employer (which term for purposes of this Section 3.3 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant), or (ii) not solicit employees, customers or vendors of any former employer.

                                   ARTICLE IV
                                  TERMINATION

     4.01 Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

          (a)   Cause. "Cause" shall be defined as follows:

               (i) Executive's conviction of, or guilty plea relating to, any felony (whether or not involving the Company) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correction facility;

               (ii) Actions by Executive involving willful malfeasance, fraud or dishonesty, which causes material injury to Company;

               (iii) Executive's repeated failure or refusal to perform his duties as required by this Agreement on an exclusive and full-time basis; provided that termination of Executive's employment pursuant to this subparagraph (iii) shall not constitute valid termination for cause unless Executive shall have first received written notice from the Board of Directors of the Company stating the nature of such failure or refusal and affording Executive at least ten (10) days to correct the act or omission complained of to the satisfaction of the Board of Directors;

               (iv) Executive's repeated violation of any reasonable rule or regulation of the Company applicable to all senior executives, if such violation is not cured to the satisfaction of the Board of Directors within ten (10) days following written notice to Executive.

          (b) Disability. "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of his duties hereunder in substantially a full time capacity (reasonable absences because of sickness for up to three (3) consecutive months excepted, provided, however, that any new period of incapacity or absences shall be deemed to be part of a prior period of incapacity or absences if the prior period terminated within ninety (90) days of the beginning of the new period of incapacity or absence and the new capacity or absence is determined by the Company's Board of Directors, in good faith, to

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be related to the prior incapacity or absence.) A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and Executive or, in the event of Executive's incapacity to designate a doctor, Executive's legal representative. In the absence of agreement between the Company and Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

     4.02 Termination by Company. The Company may terminate Executive's employment hereunder immediately with or without Cause.

     4.03  Termination by Executive.

           (a) Termination Without Cause. Executive shall have the right to terminate this Agreement at any time without Good Reason (as defined below) upon thirty (30) days prior written notice of such termination to the Company, provided, however, that the Company may shorten the length of such notice period or waive the notice requirement altogether. Any such termination by the Executive without Good Reason shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of
Section 4.04(a) shall apply.

           (b) Termination for Good Reason. The Executive may terminate this Agreement and resign from employment hereunder for "Good Reason," which is defined as circumstances in which the Company: (i) breaches any of its obligations under this Agreement; or (ii) substantially diminishes Executive's title, assignment, duties or responsibilities from those specified in Paragraph
1.1 above, or employs another person in Retail Operations or The Anyloan Company who is not subordinate to Executive; (iii) diminishes Executive's compensation or benefits, and not those of similarly situated executives; or (iv) voluntarily or involuntarily shuts down its retail operations. Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Subsections 4.04(b), (c) and (d) shall apply; provided, however, that if Executive attempts to resign for Good Reason pursuant to this Section 4.03(b) and it is ultimately determined that Good Reason did not exist, Executive shall be deemed to have resigned from employment without Good Reason and the provisions of Section 4.04(a) and, by reference therein, the provisions of Section 4.04(a), shall apply.

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   4.04   Benefits Received Upon Termination.

          (a) Termination for Cause; Voluntary Termination. If Executive's employment is terminated by the Company for Cause, or if this Agreement is terminated by Executive, then the Company shall pay Executive his Base Salary through the effective date of such termination, plus credit for any vacation earned but not taken, plus Deferred Compensation as provided in Section 4.04(c) below, and the Company shall thereafter have no further obligations to Executive under this Agreement.

          (b) Termination without Cause, Death or Disability. If Executive's employment is terminated by the Company without Cause, or if Executive shall be determined to have a Disability or die, then the Company shall pay to Executive, or his estate, as the case may be, within two business days following the date of termination, or within ten days following notification of death, his Base Salary through the end of the month during which such termination occurs plus credit for any vacation earned but not taken; and

          (c) Deferred Compensation. If Executive's employment is terminated (regardless of the reason for termination), then the Company shall pay to Executive, or his estate, as the case may be, on the 1/st/ day following the third month following the termination of Executive's employment, the remaining percentages of the Profit Sharing Amount not already paid to Executive pursuant to Exhibit B and Section 2.03 above. Said Deferred Compensation is comprised of a 25% hold back of bonus which is customarily held back in order to allow sufficient time to calculate and make adjustments to stated profit due to loan losses.

          (d) Severance Benefit.

          If Executive's employment is terminated without cause during the first three years of employment, then the Company shall pay to Executive the greater of the following two amounts: (1) a severance benefit equal to no less than 6 months of Executive's then base salary; or (2) the Buyout Amount (as defined in subsection 4.04(e) below). If termination occurs after expiration of Executive's 3 year anniversary with the Company, Executive shall be paid a severance benefit of no less than: (1) 6 months of Executive's then base salary, plus (2) 50% of Executive's total bonus paid during the most recent 12 month period; however, no Buyout Amount would be paid. Any severance benefit will be payable in equal installments bi-monthly in accordance with the New Century's payroll periods until expiration of the severance period.

          (e) Buyout. If Executive's employment is terminated within the first three years of employment (other than by the Company for Cause), the Company shall pay to Executive, or his estate, as the case may be, on the 1/st/ day following the third month following the termination of Executive's employment, the Buyout Amount. The "Buyout Amount" shall be determined as set forth below:

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Buyout Amount = Stand-Alone Market Value  x  Buyout Percentage

       Where:

       Buyout Percentage = 10% "Total"

       Stand-Alone Market Value = Stand-Alone Earnings  x  10

       Where:

              Stand-Alone Earnings = Preceding 6 months annualized, after tax net income for the Strategic Alliance Program treated as a stand-alone operation with a reasonable and actual corporate shared services allocation not to exceed 50 basis points of the Program's production volume and calculated on an annualized basis.

       4.05 Effect of Violation of Covenants. Notwithstanding the foregoing, if Executive shall violate any provision of the Confidentiality Agreement, the Company shall have the right to withhold any payments required pursuant to
Section 4.04 of the Agreement. If the Company attempts to withhold any payments pursuant to this Section 4.05 and it is ultimately determined, by an arbitrator or court of competent jurisdiction, that the Company lacked cause to withhold the payments, the provisions of Section 4.04(b) ("Termination Without Cause, Death or Disability") shall apply and Executive shall be entitled to receive 1.5 times the withheld payments called for by Section 4.04 and the prevailing party in such a dispute shall be entitled to their reasonable attorneys' fees and costs.

       4.06 Effect of Termination. Upon any termination of this Agreement, for any reason, Executive shall be deemed to have immediately resigned as a director of the Company and all subsidiaries, if applicable, without the giving of any notice or the taking of any other action.

                                    ARTICLE V
                ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO COMPANY

       5.01 Assumption of Obligations. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article V or which

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otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement, Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in this Agreement shall in addition include such employer.

       5.02 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

                                   ARTICLE VI
                               GENERAL PROVISIONS

       6.01 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:                  Stergios Theologides
                                    New Century Financial Corporation
                                    18400 Von Karman Avenue Suite 1000
                                    Irvine, CA 92612

If to Executive:                       Patrick H. Rank
                                    HOME ADDRESS
                                    CITY, STATE AND ZIP

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

       6.02 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

       6.03 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California.

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     6.04 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     6.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     6.06 Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

     6.07 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

     6.08 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 6.08, the Company may assign or delegate its rights, duties, and obligations hereunder (i) to any affiliate, or (ii) to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company's obligations under this Agreement in accordance with Section 5.01.

     6.09 Arbitration. Any controversy, dispute, claim or other matter in question arising out of or relating to this Agreement shall be settled, at the request of either party, by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, subject to the following terms, conditions and exceptions: Notice of the demand for arbitration shall be filed in writing with the other party and with the AAA. There shall be one arbitrator selected in accordance with the procedures then existing for the selection of arbitrators by the AAA.

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     (a)  Notice of the demand for arbitration shall be filed in writing with the other party and with the AAA. There shall be one arbitrator selected in accordance with the procedures then existing for the selection of arbitrators by the AAA.

     (b)  Reasonable discovery shall be allowed in arbitration.

     (c) The costs and fees of the arbitration shall be allocated by the arbitrator.

     6.10 Indemnification. To the extent permitted by law, applicable statutes and the Articles of Incorporation, Bylaws or resolutions of the Company in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive's actual or asserted misfeasance or nonfeasance in the performance of Executive's duties or out of any actual or asserted wrongful act against, or by, the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The Company shall endeavor to maintain Directors and officers Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NEW CENTURY FINANCIAL                        EXECUTIVE
CORPORATION

By: /s/ Brad Morrice                         By: /s/ Patrick H. Rank
    ------------------------------               ------------------------------
    Name:   Brad Morrice                         Patrick H. Rank
    Title:  President and COO

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                                    EXHIBIT A

                           STOCK OPTION AND BONUS PLAN

In addition to the compensation detailed in Section II, of this Agreement, the Executive shall also be entitled to the following:

     1. Signing Bonus. Executive shall receive a one-time signing bonus of $50,000; half shall be paid upon commencement of employment and half shall be paid on November 1, 2001.

     2. Performance Bonus. If Executive remains employed by New Century through July 31, 2002, and Executive has achieved satisfactory progress toward achievement of the goals established by the Company and agreed to by Executive, the Company guarantees that Executive's aggregate bonuses payable between commencement of employment and no later than July 31, 2002, will total at least $275,000. The payment of the Performance Bonus will be based upon both the profitability of the Retail Operations and the progress of the Strategic Alliance Program.

     3. Stock Options. Executive shall receive an initial grant to purchase up to 85,000 shares of the Company's stock upon commencement of employment with the Company. Stock option and restricted stock grants are subject to standard vesting and other conditions, including ratification by the Board of Directors. The standard vesting for stock options are 20% on the first anniversary and 5% at the end of each subsequent quarter, with the final 5% vesting on the 5th anniversary of the grant date. Accordingly, upon acceptance of this offer, the Company sought the requisite approvals and the option price set on that date was $11.45 If the stock price increases between that date and the date of commencement of employment, the options will not be entitled to incentive stock option treatment. Executive shall also be awarded 34,000 shares of restricted stock in the Company for $0.01 per share. Restricted shares are subject to forfeiture under specified conditions The restricted shares vest 25% on the first and second anniversaries and 50% on the third anniversary of the award date.

     4. Profit Sharing. Each quarter commencing with the third quarter of 2002, Executive shall become entitled to receive profit sharing payments. Initially, 15% of the Pre-tax Profits (as defined below) of the Strategic Alliance Program will comprise the total profit sharing pool to be allocated among senior management of the Strategic Alliance Program. The participants in the pool and respective allocation of profit sharing shall be approved by the Company. Profit sharing payments during the initial three years of the development of the Strategic Alliance Program shall be based on inception-to-date profitability. The Pre-tax Profits of the Strategic Alliance Program shall be determined in accordance with generally accepted accounting principles and shall include an allocation for shared corporate

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          services based on actual use and not to exceed 50 basis points of aggregate Strategic Alliance Program loan production volume. The percentage amount of the Pre-tax Profits may be reduced after the initial three-year period.

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                                    EXHIBIT B

                 CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

      1.  Introduction.

      I, Patrick H. Rank, recognize that New Century Financial Corporation (the "Company") is a consumer finance company engaged in a continuous program of product and customer development regarding its business, present and future, as a mortgage lending and consumer finance company.

      I understand that, during the course of my employment with the Company, I may acquire and have access to (a) information or knowledge about the Company and its affiliated entities and their products, including matters of a technical nature such as know-how, techniques, processes, services, clients, employee relationships, marketing strategy and/or business plans, including, without limitations, information relative to customer/client lists, business development plans, business studies, projections, business practices and finances, and (b) highly confidential personal financial information regarding clients of the company (collectively, "Confidential Information"). I also understand that the Company is required to maintain the privacy of its customers pursuant to the Gramm-Leach Bliley Act.

      This Confidential Information is disclosed to me on a business need-to-know basis only, and is considered confidential and secret by the Company. Furthermore, this information is made known to me in confidence solely by virtue of my employment, and is not generally known in the industry. My employment with the Company creates a duty of trust and confidentiality to the Company with respect to such Confidential Information.

      2.  Agreement to Maintain Confidentiality.

      At all times, both during my employment and after the cessation of my employment, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Confidential Information, and I will not disclose, use, or induce or assist in the use or disclosure of any Confidential Information, or anything related thereto, without the prior express written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

      I recognize that the Company has received and in the future will receive from third parties their Confidential Information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during my employment and thereafter, a duty to hold all such Confidential Information in the strictest confidence, and I will not disclose, use, or induce or assist in the use or disclosure of any such Confidential Information without the prior express written consent of the Company, except as may be necessary in the ordinary course of performing

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my duties as an employee of the Company consistent with the Company's agreement with such third party.

     I understand that the unauthorized use or dissemination of any Confidential Information is considered a serious breach of confidence, and any employee engaging in such activity is in violation of a number of laws, including the California Uniform Trade Secrets Act. Such employee will be subject to termination and/or legal action.

     3.  Agreement to Return Confidential Material.

     I agree that, upon termination of my employment, all documents, records, notebooks, computer programs and records and similar repositories of or containing Confidential Information, including all copies thereof, as well as all other Company property then in my possession or control, must be left with or returned to the Company.

     4.  Agreement Regarding Inventions.

     I agree to disclose in writing and to assign on behalf of me or my heirs, executors, or administrators, to the Company or its successors, any inventions, processes, diagrams, methods, computer software, or any improvements whatsoever that I may discover, conceive, or develop, either individually or in collaboration with others, during the course of my employment with the Company, or with the use of the Company's time, data, equipment, facilities, or materials. I agree to execute all documents necessary or appropriate for use by the Company in applying for, obtaining and enforcing any rights regarding Confidential Information or inventions as the Company may desire, together with any assignments thereof to the Company. This paragraph does not apply to any invention that qualifies under the provisions of California Labor Code Section 2870 regarding inventions developed solely by an employee on his/her own time.

     5.  Use of Confidential Information to Compete with the Company.

     I agree that during the term of my employment with the Company and thereafter, I will not, either directly or indirectly, for me or for any other person or entity, utilize or rely upon any Confidential Information to call on, solicit, or take away, or attempt to call on, solicit, or take away any past or present customers of the Company with respect to the same or similar business services now or in the future provided by the Company.

     6.  Agreement Not to Solicit Customers.

     I agree that during the term of my employment with the Company and for any period for which I receive a severance benefit from the Company hereunder, I shall not, directly or indirectly, either for myself or for any other person or entity, solicit any person or entity to terminate such person's or entity's contractual and/or business relationship with the Company, nor shall I interfere with or disrupt or attempt to interfere with or disrupt any such relationship.

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

     7. Agreement Not to Solicit the Company's Employees or Independent Contractors After Termination.

     I agree that during the term of my employment with the Company and for any period for which I receive a severance benefit from the Company hereunder, I will not directly or indirectly solicit any of the Company's employees, agents, or independent contractors to leave the employ of the Company for a competitive company or business.

     8.  Representations Regarding Former Employment.

     I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence Confidential Information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

     I promise that I have not and will not bring to the Company any materials or documents of a former employer that are not generally available to the public, unless I have obtained express written authorization from any such former employer for their possession and use. I also understand that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I have fulfilled all such obligations during my employment.

     9.  Injunctive Relief.

     I recognize that the Company is relying upon the existence and validity of these provisions related to Confidential Information and Non-Solicitation and that monetary damages would not be an adequate remedy if I violated any of these provisions. Therefore, I expressly agree that in addition to any rights or remedies the Company may have, the Company may apply to any court of law or equity having jurisdiction for injunctive relief (without posting a bond or other security) against any act in violation of the Confidential Information and Non-Soliciation, which would violate this Agreement.

     10. General Provisions. The terms of this Confidentiality Agreement shall apply during and after any period during which I perform any services for the Company, whether as an employee, consultant, or an independent contractor. Nothing in this Confidentiality Agreement shall obligate the Company to continue to retain me as an employee. Upon cessation of my relationship with the Company, I agree to execute an Affirmation of Confidentiality Agreement.

     This Confidentiality Agreement shall be governed by and construed under and according to the internal substantive laws, and not the laws of conflicts, of the State of California. If any provision of this Confidentiality Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. In any litigation, arbitration, or other proceeding by

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

which one party either seeks to enforce its rights under this Confidentiality Agreement or seeks a declaration of any rights or obligations hereunder, the prevailing party shall be awarded reasonable attorney fees, together with costs and expenses, to resolve the dispute and enforce the final judgment.

          This Confidentiality Agreement contains the sole and entire agreement between the Company and myself with respect to Confidential Information and is incorporated into my Employment Agreement. This Confidentiality Agreement can be amended or modified only by a written agreement between the Company and myself.

          My signature below confirms that I have read, understand and agree to comply with the terms of this Confidentiality Agreement.

NEW CENTURY FINANCIAL                  EMPLOYEE
CORPORATION

_____________________________________  ________________________________________
                                       Pat Rank
By:__________________________________

Its:_________________________________

_____________________________________  ________________________________________
Date

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